Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 033-42681 on Form N-1A of our report dated February 24, 2026, relating to the financial statements and financial highlights of BlackRock Strategic Global Bond Fund, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 23, 2026